OMB APPROVAL
                                                           ------------
                                                    OMB Number 3235-0362
                                                    Expires: January 31, 2005
                                                    Estimated average burden
                                                    hours per response... 1.0


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person

Stuart, Scott M.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o Kohlberg Kravis Roberts & Co.
9 West 57th Street, Suite 4200
--------------------------------------------------------------------------------
                                    (Street)

New York,                              NY                   10019
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     DPL Inc. (DPL)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     December 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer                              [_]  Other

   (give title below)                        (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               5.             6.
                                        2A.                    4.                              Amount of      Owner-
                                        Deemed                 Securities Acquired (A) or      Securities     ship
                                        Execution              Disposed of (D)                 Beneficially   Form:     7.
                                        Date, if               (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                       2.               any        3.          -----------------------------   of Issuer's    (D) or    Indirect
1.                     Transaction      (Month/    Transaction                  (A)            Fiscal Year    Indirect  Beneficial
Title of Security      Date             Day/       Code         Amount          or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)            (Month/Day/Year)  Year)      (Instr. 8)                   (D)            and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
           2.                                                                                             Deriv-    of
           Conver-                             5.                              7.                         ative     Deriv-   11.
           sion                                Number of                       Title and Amount           Secur-    ative    Nature
           or                                  Derivative    6.                of Underlying     8.       ities     Secur-   of
           Exer-                               Securities    Date              Securities        Price    Bene-     ity:     In-
           cise    3.      3A.                 Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
           Price   Trans-  Deemed      4.      or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.         of      action  Execution   Trans-  of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of   Deriv-  Date    Date, if    action  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative ative   (Month/ any (Month/ Code    4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security   Secur-  Day/    Day/        (Instr. ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3) ity     Year)   Year)       8)       (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Restricted                                                                     Common
Share Units 1-for-1 7/01/02           A(1)      1,500         (1)     (1)      Shares    1,500  $26.25  5,302.223(2)  (I)     (3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Deferral of directors fees into restricted share units representing DPL Inc. common shares pursuant to The Dayton Power & Light Company Directors Deferred Compensation Plan. Restricted share units are payable in shares of DPL Inc. common stock on a 1-for-1 basis upon the Reporting Person ceasing to be a director of DPL Inc.
(2)  Includes dividend equivalents credited on restricted share units.
(3)  Directors Deferred Compensation Plan.


         /s/ William J. Janetschek                          February 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        William J. Janetschek
        as attorney-in-fact
        for Scott M. Stuart

**   Intentional misstatements or omissions of facts constitute Federal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               POWER OF ATTORNEY

Know all men by these presents that Scott M. Stuart does hereby make, constitute and appoint William J. Janetschek and Richard J. Kreider, or either one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (both in the undersigned's individual capacity and as a member of any limited liability company or limited partnership for which the undersigned is otherwise authorized to sign), to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to any investments of KKR Associates, L.P., KKR Associates 1996 L.P., KKR 1996 GP L.L.C., KKR Associates II (1996) Limited Partnership, KKR 1996 Overseas, Limited, KKR Associates (Strata) L.P., Strata L.L.C., KKR Associates (KLC) L.P., KKR-KLC, L.L.C., KKR Associates (NXS) L.P., KKR-NXS, L.L.C., KKR Associates Europe, Limited Partnership, KKR Europe Limited, KKR Associates Millenium L.P. and KKR Millennium GP LLC (including any amendments or supplements to any reports, forms or schedules previously filed by such persons or entities): (i) pursuant to Section 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), including without limitation, Schedule 13D, Schedule 14G, statements on Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.



                                                 /s/ Scott M. Stuart
                                            -----------------------------------
                                            Name:  Scott M. Stuart


Date:  February 28, 2002